Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

BUCKINGHAM FOUNTAIN HOTEL LLC

“SELLER”

AND

SHC COLUMBUS DRIVE, LLC

“PURCHASER”

DATED AS OF: JULY 13, 2005

PROPERTY:

THE FAIRMONT CHICAGO

CHICAGO, ILLINOIS

i

SECTION 14.18	Limitation on Liability	33

SECTION 14.19	Confidentiality	33

SECTION 14.20	Exchange Transaction	33

ARTICLE 15	INDEMNIFICATION	34

SECTION 15.01	Agreement to Indemnify	34

SECTION 15.02	Indemnification Regarding Assumed Obligations	34

SECTION 15.03	Notice and Cooperation on Indemnification	34

SECTION 15.04	Survival of Indemnities	34

EXHIBITS:

EXHIBIT A	Description of Land
EXHIBIT B	Escrow Agreement
EXHIBIT C	Service Contracts
EXHIBIT D	Equipment Leases
EXHIBIT E	Leases
EXHIBIT E-1	Permits
EXHIBIT F	Assignment of Leases
EXHIBIT G	Assignment of Service Contracts, Equipment Leases, Permits and Intellectual Property
EXHIBIT H	Documents
EXHIBIT I	Bill of Sale
EXHIBIT J	Disclosure Schedule
EXHIBIT K	Plans and Union Contracts
EXHIBIT L	Assignment of Management Agreement
EXHIBIT M	Assignment of Easement Agreement
EXHIBIT M-1	Notice of Assignment of Easement Agreement

INDEX OF DEFINED TERMS

Access Agreement	4
Acquired Accounts Receivable	21
Agreement	1
Agreements	2
Assignment of Easement Agreement	16
Assignment of Leases	15
Assignment of Management Agreement	16
Bulk Sales Taxes	17
Business Day	3
Cash Balance	3
Closing	4
Closing Date	4
Closing Documents	16
COBRA	18
Contract Liabilities	33
Cut-Off Time	21
Deposit	3
Documents	4
Easement Agreement	16
Employees	17
Employer Entity	17
Equipment Leases	7
ERISA	18
Escrow Agent	3
Escrow Agreement	3
Final Closing Statement	24
General Assignment	15
Hotel	1
Hotel Records	2
Improvements	1
Intellectual Property	2
JLLH	28
Land	1
Leases	7
Management Agreement	4
Manager	4
Permits	2
Permitted Exceptions	5
Personal Property	2
Plans	18
Pre-Closing Disclosure	9
Preliminary Closing Statement	24

v

Prolific	23
Property	1
Purchase Price	3
Purchaser	1
Purchaser’s Accounts Receivable	22
Purchaser’s Closing Documents	16
Purchaser’s Representatives	33
Removable Exceptions	5
Retained Accounts Receivable	22
Seller	1
Seller’s Closing Documents	15
Service Contracts	7
Tangible Personal Property	2
Title Company	5
Title Policy	6
Title Report	5
Union Contracts	19
Union Pension Plan	19

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), made as of the 13th day of July, 2005 by and between BUCKINGHAM FOUNTAIN HOTEL, LLC, a Delaware limited liability company (“Seller”), and SHC COLUMBUS DRIVE, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the Property (as hereinafter defined);

WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:

ARTICLE 1

THE PROPERTY; PURCHASE PRICE

SECTION 1.01 The Property.

Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Seller, at the price and upon and subject to the terms and conditions hereof, Seller’s right, title and interest in the following described property (all of which is hereinafter collectively referred to as the “Property”):

(a) that certain real property commonly known as 200 North Columbus Drive, Chicago, Illinois and more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”);

(b) the hotel located on the Land and commonly known as the “The Fairmont Chicago” (the “Hotel”), and all other improvements located on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, recreational facilities, security devices, signs and light fixtures (collectively, the “Improvements”);

(c) all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, and furnishings and articles of tangible personal property of every kind and nature whatsoever of Seller located in or at, or used in connection with the ownership, operation, management or maintenance of all or any part of the Land or the Improvements, including, without limitation: pumps, tanks, hot water and other heaters, refrigerators, dishwashers, furniture and furnishings; radio and television sets, telephone and other communications equipment, including antennas, and all public address systems; video cassette recording and cable television equipment; linens, silverware, glassware, cutlery and china; rugs, mats, carpets, paintings, sculptures, awnings, shades, screens and blinds, vinyl composition and other floor, wall and ceiling coverings; partitions, doors and hardware; electrical wiring and equipment; elevators and escalators; light poles, lighting equipment and fixtures; protection equipment; recreational facilities and equipment; heating, plumbing, washroom, toilet and lavatory fixtures and equipment; washing machines, laundry apparatus, kitchen, dining room, restaurant, and workshop tools, utensils and equipment; lifting, ventilating, incinerating and compacting apparatus; sprinkler and other fire extinguishing and fire protection apparatus or systems and alarms, detectors and other security equipment; hoists, fittings, radiators, chutes, ducts, machinery, landscaping, gardening, grounds keeping, sweeping, vacuuming and other cleaning, service and maintenance equipment; fences, gates, trees, shrubs, plants and other landscaping; all fuel; all office furniture, equipment (including safes, cash registers and accounting and duplicating equipment) and machinery; all blankets, bedspreads, towels, washcloths, pillows, draperies, curtains and uniforms; consumables (to the extent permitted by law); office, cleaning, housekeeping, engineering, laundry and valet supplies; all banquet and food service supplies and decorations, guest supplies (including stationery, soap, matches, light bulbs and toilet and facial tissues); supplies and food and beverage inventory (to the extent permitted by law); and all items included within “Property and Equipment” and, to the extent permitted by law, “Inventories” pursuant to the Uniform System of Accounts for Hotels and Motels (Ninth Revised Edition, 1996) (the “Tangible Personal Property”);

(d) the Management Agreement, Leases, Equipment Leases and Service Contracts (collectively, the “Agreements”);

(e) to the extent permitted by law, licenses, franchises and permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel (collectively “Permits”);

(f) to the extent not the property of Manager, the customer lists, guest room and facility reservations, records, statements, invoices, files, books and other data used by Seller and associated primarily with the ownership, use and operation of the Hotel, including the plans, specifications, sales tax returns and sales tax clearance letters, to the extent such are in the possession of Seller (collectively, the “Hotel Records”);

(g) to the extent not the property of Manager, all trademarks, service marks, trade dress, logos, trade names, brand names and corporate names used in any way in connection with the property, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith and including, but not limited to, all of Seller’s right, title and interest, if any, in and to the name “The Fairmont Chicago”, and all trademarks, service marks, trade dress, logos and symbols used in connection with such name to the extent Seller has exclusive rights thereto; and all additions to any of the foregoing, replacements thereof and substitutions therefore (collectively, the “Intellectual Property”) (the Tangible Personal Property, Agreements, Permits, Hotel Records and Intellectual Property shall be referred to collectively as the “Personal Property”).

Notwithstanding anything to the contrary set forth above or otherwise contained herein, the Property expressly excludes all items of personal property owned by Manager, utility companies, guests of the Hotel, tenants under Leases and independent contractors or subject to Equipment Leases.

SECTION 1.02 Purchase Price. The total consideration to be paid by Purchaser to Seller for the Property is One Hundred Fifty-Four Million Six Hundred Fifty Thousand Dollars ($154,650,000) (the “Purchase Price”). The Purchase Price shall be payable by Purchaser as follows:

(a) Within two (2) business days following the execution hereof, Purchaser shall deliver the sum of Nine Million Dollars ($9,000,000) (the “Deposit”) to the Title Company, as escrow agent (“Escrow Agent”), by wire transfer of immediately available federal funds to Escrow Agent’s account, which shall be non-refundable, except as otherwise expressly provided in this Agreement. For purposes of this Agreement, “business day” shall mean any day except for Saturday, Sunday and legal holidays in the states of Illinois and California. In the event that Purchaser fails to deposit the Initial Deposit with Escrow Agent within such two (2) business day period, such failure shall constitute a material breach of this Agreement and Seller may elect to terminate this Agreement and receive the portion of the Deposit deposited with Escrow Agent, if any, as of the date of termination. The Deposit shall be held and paid by Escrow Agent in accordance with that certain escrow agreement to be executed contemporaneously herewith among Seller, Purchaser and Escrow Agent in the form attached hereto as Exhibit B (the “Escrow Agreement”). Any and all interest earned on the Deposit shall be included as part of the “Deposit” and shall be reported to Purchaser’s federal tax identification number. If the Closing contemplated by this Agreement is completed, at Closing the Deposit shall be credited against the Purchase Price.

(b) Seller and Purchaser hereby agree that in connection with the allocation of property in accordance with the residual method set forth in Treasury Regulations promulgated under Section 338(b)(5) of the Internal Revenue Code of 1986, as amended, the portion of the Purchase Price allocated to the Personal Property will be Thirteen Million Nine Hundred Eighteen Thousand Five Hundred Dollars ($13,918,500), the portion of the Purchase Price allocated to the Land will be Fifteen Million Four Hundred Sixty-Five Thousand Dollars ($15,465,000) and the portion of the Purchase Price allocated to the Improvements will be One Hundred Twenty-Five Million Two Hundred Sixty-Six Thousand Five Hundred Dollars ($125,266,500). Seller and Purchaser hereby agree that each will consistently reflect the allocation on their respective federal, state and local tax returns and that this allocation will be used in connection with state, county and city transfer tax returns filed in connection with the transaction contemplated in this Agreement.

(c) At Closing, Purchaser shall pay to Seller the Purchase Price by immediately available federal funds wire transferred to Escrow Agent, subject, however, to such adjustments as are required by this Agreement and less any Deposit previously released to Seller (such amount, as adjusted, being referred to as the “Cash Balance”). Purchaser shall deliver the Cash Balance to Escrow Agent in sufficient time and manner so that Title Company will be able to record the necessary documents and disburse funds to Seller on the Closing Date.

(d) If as a result of the transaction contemplated by this Agreement, Seller incurs a complete or partial withdrawal in connection with the Union Pension Plan, despite Seller and

Purchaser’s intent to avoid such a complete or partial withdrawal in compliance with Section 4204 of ERISA pursuant to Section 8.04(f) of this Agreement, Purchaser shall pay to Seller the amount of One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000) within ten (10) days after notice from Seller, which notice shall include reasonable evidence that Seller has incurred such a complete or partial withdrawal. The provisions of this Section 1.02(d) shall survive the Closing.

ARTICLE 2

THE CLOSING

SECTION 2.01 The Closing.

The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement, unless waived by the party to whose benefit any condition runs) shall occur no later than August 31, 2005 (the “Closing Date”), at the office of the Escrow Agent.

SECTION 2.02 Due Diligence.

(a) Purchaser hereby acknowledges that Seller has previously provided or made available to Purchaser copies or originals of the documents listed on Exhibit H attached hereto (the “Documents”). Purchaser acknowledges that many of the Documents were prepared by third parties other than Seller, and in many instances, may have been prepared prior to the time that the persons who now control Seller had any active involvement in the Property. Purchaser further acknowledges and agrees that, except as expressly set forth in Section 4.01, neither Seller nor any of Seller’s agents, employees, advisors, consultants or contractors has made any warranty or representation, or undertaken any independent investigation, regarding the truth, accuracy or completeness of any of the Documents or the source(s) thereof.

(b) Purchaser acknowledges that pursuant to that certain Access Agreement by and between Seller and Purchaser dated as of May 23, 2005, as amended by that certain First Amendment to Access Agreement dated as of May 26, 2005 and that certain Second Amendment to Access Agreement dated as of June7, 2005 (as amended, the “Access Agreement”) from May 23, 2005 to June 29, 2005, Purchaser had the right, at reasonable times, (i) to enter upon the Property to make reasonable engineering tests and physical inspections and Seller shall reasonably cooperate with Purchaser, or its agents, in arranging such tests and inspections, (ii) to inspect all books and records pertaining to the operation of the Property (and Seller shall supply such documentation, to the extent such documentation is available, as Purchaser or Purchaser’s accountants or other representatives may reasonably request to facilitate such review), and (iii) to inspect all Documents, zoning or other governmental use restrictions.

(c) Seller has advised Purchaser that the Hotel is currently managed by Fairmont Hotels & Resorts (U.S.) Inc., a Delaware corporation (the “Manager”), pursuant to that certain Hotel Management Agreement dated as of July 1, 2004 (the “Management Agreement”). Purchaser shall be required to assume the Management Agreement at Closing. Purchaser acknowledges that under the Management Agreement, Manager has the sole and exclusive right to operate the Hotel subject to certain approval rights of Owner and that, therefore, Owner has limited knowledge of, and ability to direct or influence, the operation of the Hotel.

ARTICLE 3

TITLE TO THE PROPERTY

SECTION 3.01 Title to the Property. At Closing, Seller shall convey the Property to Purchaser, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to this Article 3 (the “Permitted Exceptions”).

(a) Purchaser acknowledges that it has received from Chicago Title Insurance Company, 388 Market Street, Suite 1300, San Francisco, California 94111, Attention: Patsy West (the “Title Company”) a preliminary title report for the Property dated May 20, 2005 (Order No. 008285150) (the “Title Report”) for the issuance of an ALTA owner’s policy of title insurance with respect to the Property, and copies of all exceptions referred to therein.

(b) Seller agrees to cause exceptions 4, 7, 8, 13, 15 and 18 of Schedule B to the Title Report, as well as any consensual liens or encumbrances agreed to by Seller on or after the date of this Agreement without Purchaser’s consent (collectively, the “Removable Exceptions”), to be removed. All other exceptions contained in the Title Report shall be deemed Permitted Exceptions. Seller shall have until the Closing Date to attempt to remove, satisfy or cure the Removable Exceptions and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date specified for the Closing Date in Section 2.01 hereof. If the Closing is delayed by Seller beyond the specified Closing Date, then the rescheduled Closing Date shall occur no sooner than five (5) business days after the date of Seller’s notice to Purchaser stating that Seller has removed, satisfied or cured the Removable Exceptions. If having commenced attempts to cure any Removable Exception, Seller later notifies Purchaser that Seller will be unable or unwilling to effect a cure thereof, Purchaser shall, within five (5) business days after such notice has been given, notify Seller in writing whether Purchaser shall elect (i) to accept the conveyance of the Property subject to the Permitted Exceptions, specifically including any Removable Exception which Seller is unable or unwilling to cure, and without reduction of the Purchase Price, in which case the Closing shall occur no later than ten (10) business days after Seller’s notice (unless such date is before the scheduled Closing Date), or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except those that expressly survive the termination of this Agreement, in which event Seller shall reimburse Purchaser for its actual out-of-pocket expenses (up to a maximum of $200,000) in connection with the Property incurred from the date of this Agreement through the date on which Seller so notifies Purchaser that Seller is unable or unwilling to effect a cure of such objections as to which Seller has elected to attempt to cure.

(c) At Closing, Seller shall assign to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser, a standard ALTA (1992)Owner’s Policy of Title

Insurance (the “Title Policy”) covering the Property subject only to the Permitted Exceptions, in the amount of the Purchase Price allocated to the Land and Improvements pursuant to Section 1.02(b). Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(i) the Leases;

(ii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

(iii) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(iv) items shown on any survey obtained by Purchaser; and

(v) all matters directly or indirectly caused by or arising through Purchaser.

(d) Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first arising between (a) the effective date of the Title Report referred to above, and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the right, but not the obligation, to cure such objections. If Seller elects not to cure any objections specified in Purchaser’s notice, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except those that expressly survive the termination of this Agreement. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date specified for the Closing Date in Section 2.01 hereof.

(e) Purchaser shall reasonably cooperate with the Title Company and Seller in connection with obtaining title insurance insuring title to the Property subject only to the Permitted Exceptions, including, without limitation, delivering to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished by purchasers of real property who are seeking to obtain a policy of owner’s title insurance.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Seller’s Representations and Warranties. Except as set forth in Exhibit J attached hereto, Seller hereby represents and warrants to Purchaser, subject to Sections 4.03 through 4.05, that:

(a) Seller is a limited liability company in good standing under the laws of the States of Delaware and authorized to transact business in the State of Illinois and has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, and do not, and at the time of Closing will not, violate any provisions of any agreement to which Seller is a party or to which it is subject or any law, judgment or order applicable to Seller;

(c) As of the date of this Agreement there are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller or the Property which materially adversely affect the Property or the ability of Seller to consummate the transaction contemplated by this Agreement. As used in this Agreement, “to Seller’s knowledge” means to the actual current knowledge of Jeanne Myerson and Ken Perry without any duty of inquiry;

(d) As of the date of this Agreement, Seller has not received any written notice of any pending or, to Seller’s knowledge, threatened taking or condemnation of all or any portion of the Property;

(e) To Seller’s knowledge, attached hereto as Exhibit C is a list of all material service, maintenance, supply, parking and management contracts affecting the Property in effect on the date hereof (the “Service Contracts”);

(f) To Seller’s knowledge, attached hereto as Exhibit D is a list of all material equipment leases, equipment conditional sales agreements and other equipment financing agreements (the “Equipment Leases”);

(g) Attached hereto as Exhibit E is a list of all leases, licenses and other occupancy agreements affecting the Property in effect as of the date hereof (the “Leases”);

(h) Seller has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent, nor would the consummation of the transactions contemplated by this Agreement render the Seller insolvent. No general assignment of either Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or Seller’s property;

(i) To Seller’s knowledge, it has not received from any governmental authority written notice of any currently existing material violation of any material statute, ordinance, rule, regulation or order applicable to the Property, or any part thereof, that will not have been corrected prior to Closing. The term violation as used in the foregoing sentence shall include only matters for which there is an actual current obligation to correct pursuant to any applicable laws and regulations, and shall not include noncompliance matters that do not need to be corrected (for example, non-conforming matters that are “grandfathered” and non-compliance matters that do not need to be corrected until certain events occur).

(j) To Seller’s knowledge, attached hereto as Exhibit E-1 is a list of Permits affecting the Property as of the date hereof.

(k) None of the Tangible Personal Property is stored anywhere other than at the Hotel.

(l) To Seller’s knowledge, the audited 2004 financial statements and 2005 year to date operating statements for the Property delivered to Purchaser are true, complete and accurate and fairly present the results of the operation of the Property for the periods indicated.

(m) Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445(f)(3).

SECTION 4.02 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to the Seller:

(a) Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and authorized to transact business in the State of Illinois and has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, and do not, and at the time of Closing will not, violate any provisions of any agreement to which Purchaser is a party or to which it is subject or any law, judgment or order applicable to Purchaser;

(c) As of the date of this Agreement there are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser which materially adversely affect the ability of Purchaser to consummate the transaction contemplated by this Agreement. As used in this Agreement, “to Purchaser’s knowledge” means to the actual current knowledge of Laurence Geller without any duty of inquiry; and

(d) Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.

SECTION 4.03 Certain Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 4.01 are subject to the following express limitations:

(a) If, prior to Closing, Purchaser shall obtain actual knowledge that any of the representations or warranties of Seller contained in this Agreement are false or inaccurate in any material respect, or that Seller is in breach or default of any of its material obligations under this Agreement, and Purchaser nonetheless closes the transaction hereunder and purchases the Property, then Seller shall not have any liability or obligation to Purchaser with respect to a cause of action that is attributable to such false or inaccurate representation or warranty or breach or default.

(b) Notwithstanding Section 4.04, Seller may update its representations and warranties by delivering written notice to Purchaser in order to reflect any fact, matter or circumstance that would make any of Seller’s representations or warranties contained herein materially untrue, incomplete or incorrect (any such disclosure being referred to as a “Pre-Closing Disclosure”). Purchaser acknowledges that Seller shall have no liability, obligation or responsibility with respect to any representation or warranty which was true and accurate when made by Seller upon the execution and delivery of this Agreement and which subsequently becomes untrue or inaccurate for any reason which is not a breach or default by Seller (e.g., an untruth or inaccuracy due to the passage of time, litigation initiated against Seller by a third party, events occurring or knowledge acquired by Seller after the date of this Agreement, etc.). Purchaser’s sole remedy for any Pre-Closing Disclosure and for any breach of which it has knowledge (except in connection with a breach by Seller of its obligations under this Agreement) shall be to terminate this Agreement prior to Closing, whereupon the Deposit shall be returned to Purchaser and the parties shall have no further obligation or liability hereunder, except for those that expressly survive termination of this Agreement, failing which, Purchaser shall be deemed to have accepted all Pre-Closing Disclosures and waived any breach of Seller’s representations and warranties of which Purchaser has knowledge. Notwithstanding anything to the contrary contained herein, Purchaser shall have no right to terminate this Agreement by reason of any untruth or inaccuracy in Seller’s representations and warranties which is caused by an action which Seller is authorized or permitted to take under this Agreement. The provisions of this Section 4.03(c) shall survive the Closing or termination of this Agreement for any cause.

SECTION 4.04 Survival of Representations and Warranties. All representations and warranties of Seller and Purchaser shall be true and correct in all material respects as of the Closing Date as if made on such date except for those representations and warranties which speak as to a specific date and except as otherwise expressly permitted pursuant to this Agreement. The only representations, warranties and agreements of Seller or Purchaser hereunder that will survive the Closing or such other earlier survival period as is set forth herein are those that are specifically stated herein to survive. Unless otherwise stated, the representations and warranties of Seller contained in Section 4.01, and the representations and warranties of Purchaser contained in Section 4.02, will survive the Closing for a period of one (1) year, provided that (i) any claim based upon any alleged breach thereof must be noticed in writing, specifying the scope and nature of such claim in reasonable detail, on or before the first (1st) anniversary of Closing, and (ii) no party may make any claim hereunder against the other party for breach of representation or warranty unless the amount of damages reasonably claimed by the party seeking remedy exceeds One Hundred Thousand Dollars ($100,000).

SECTION 4.05 No Other Representations or Warranties.

(a) Purchaser acknowledges that (i) pursuant to the Access Agreement, Seller granted Purchaser the opportunity to examine the Property to become familiar with the physical condition thereof and Purchaser had the opportunity to conduct such investigation of the affairs of the Property as Purchaser considered appropriate, (ii) except as contained in this Agreement or in any of the Closing Documents neither Seller nor any of the employees, agents or attorneys of Seller have made any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser (other than those contained herein or in any of the Closing Documents), whether express or implied, (iii) in particular, that no such other representations, warranties, promises or guaranties have been made with respect to the physical condition (including, without limitation the environmental condition) or operation of the Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith (including, without limitation, compliance with any applicable environmental or hazardous wastes law), the quantity, quality or condition of the articles of Personal Property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth, and (iv) except for the representation, warranties, covenants and guaranties set forth in the Agreement or in any of the Closing Documents, Purchaser has not relied on any statements, representations, warranties, promises or guaranties or upon any statements made in any informational brochure with respect to the Property. Further, to the extent that Seller has provided to Purchaser information or reports regarding any inspection, engineering, environmental or other matters regarding any aspect of the Property, Seller makes no representations or warranties with respect to the accuracy, completeness, methodology of preparation or otherwise concerning the contents of such reports.

(b) Subject to the express representations, warranties and covenants of Seller contained herein or in the Closing Documents, Purchaser agrees to accept the Property “AS IS”, “WHERE IS” and “WITH ALL FAULTS” in their present condition (including any latent or patent defects), subject to ordinary use, wear, tear and natural deterioration of the Property between the date hereof and the Closing Date.

(c) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT AS PROVIDED IN SECTION 4.02 HEREOF, IT IS UNDERSTOOD AND AGREED THAT SELLER AND ITS REPRESENTATIVES AND/OR AGENTS HAVE NOT MADE AND ARE NOT NOW MAKING, AND THEY SPECIFICALLY DISCLAIM, ALL WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE

(OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE SET FORTH IN THE DEED TO BE DELIVERED AT CLOSING), (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XII) THE PRESENCE OF HAZARDOUS MATERIALS IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIII) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XIV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XV) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE PROPERTY, (XVI) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (XVII) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (PURCHASER AFFIRMING THAT PURCHASER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE), OR (XVIII) TAX CONSEQUENCES.

PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ITS REPRESENTATIVES OR ANY OF THEIR RESPECTIVE AGENTS, AND ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE, EXCEPT AS SET FORTH IN SECTION 4.02 HEREOF. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK OF ADVERSE MATTERS,

INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS”, WITH ALL FAULTS AND DEFECTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER, EACH HEREBY FULLY RELEASES SELLER, ITS SUBSIDIARIES, AFFILIATES, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS, PARTNERS, AND AGENTS FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER AND ITS SUBSIDIARIES, AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS, PARTNERS, AND AGENTS FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS AFFECTING THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES, AND CAUSES OF ACTION. PURCHASER RELEASES SELLER OF ALL RIGHTS, EXPRESS OR IMPLIED, PURCHASER MAY HAVE AGAINST SELLER ARISING OUT OF OR RESULTING FROM ANY ERRORS, OMISSIONS OR DEFECTS IN THE PROPERTY. PURCHASER FURTHER UNDERSTANDS THAT SOME OF SELLER’S PREDECESSORS IN INTEREST MAY BE OR BECOME INSOLVENT, BANKRUPT, JUDGMENT PROOF OR OTHERWISE INCAPABLE OF RESPONDING IN DAMAGES, AND PURCHASER MAY HAVE NO REMEDY AGAINST SUCH PREDECESSORS, CONTRACTORS OR CONSULTANTS. THIS WAIVER AND RELEASE OF CLAIMS SHALL SURVIVE THE CLOSING.

ARTICLE 5

COVENANTS OF SELLER; MUTUAL COVENANTS

SECTION 5.01 Covenants of Seller. From and after the date of this Agreement until the Closing Date (or during such other period specified below):

(a) Seller shall use commercially reasonable efforts to cause Manager to operate the Property substantially in the manner in which it has heretofore been and presently is operating the Property.

(b) Seller shall use commercially reasonable efforts to cause Manager to maintain in effect insurance policies presently in effect with respect to the Hotel, or reasonable renewals of expiring policies.

(c) Seller shall use commercially reasonable efforts to cause Manager to pay before delinquency all ad valorem, occupancy sales and other similar taxes due and payable for the Property or the operation of the Hotel.

(d) Seller shall not remove or cause or permit to be removed any part or portion of the Tangible Personal Property unless the same is replaced, before Closing, with similar items of at least equal suitability, quality and value; provided, however, that inventory shall be used and replenished in accordance with Manager’s normal business practices.

(e) Without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed, Seller (i) shall not enter into any new employment agreements that would be binding on Purchaser or the Property, and (ii) shall not change, modify, extend or renew or terminate any employment agreement or the Union Contracts in effect as of the date hereof that would be binding on Purchaser or the Property.

(f) Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning or affecting the Property of which Seller obtains knowledge.

(g) Seller shall use commercially reasonable efforts to cause Manager to preserve in force all existing Permits and to cause all those expiring to be renewed (if renewable) prior to the Closing Date.

(h) Seller shall use commercially reasonable efforts to cause the Manager to continue, to use commercially reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as Manager did before the execution of this Agreement.

(i) Seller may not enter into any new Lease, Equipment Lease or Service Contract without the consent of Purchaser which consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, to the extent that Manager is permitted to take certain actions or enter into agreements under the Management Agreement without Seller’s approval or consent, the taking of such actions or entering into such agreements by Manager shall in no way constitute a breach of Seller’s obligations under this Section 5.01.

ARTICLE 6

COVENANTS OF PURCHASER

SECTION 6.01 Covenants of Purchaser. Purchaser acknowledges that all information in respect of the Property furnished or to be furnished to Purchaser is and has been so furnished on the condition that Purchaser (a) shall use the information solely for purposes of evaluating the Property and consummating the transaction contemplated in this Agreement and (b) Purchaser shall maintain the confidentiality of such information. Accordingly, Purchaser shall, and shall cause its directors, officers and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Seller, any of the information in respect of the Property delivered to Purchaser by Seller or any of Seller’s agents, representatives or employees. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such information (i) on a need-to-know basis to its employees, members of professional firms serving it in connection with this transaction and potential financing sources (so long as Purchaser instructs such parties to keep the information confidential pursuant to the terms of this section), (ii) as any governmental agency may require in order to comply with applicable laws or regulations, (iii) if such information became generally available to the public other than as a result of an unauthorized disclosure by Purchaser, (iv) if such information were known to Purchaser or its representatives on a non-confidential basis prior to their disclosure to Purchaser by Seller or its representatives or (v) if such information became available to Purchaser or its representatives on a non-confidential basis from a source other than Seller, which was not known by Purchaser to be prohibited from disclosing the same. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return to Seller all copies of all such information without retaining any copy thereof, except such as must be retained by any professionals to whom such information has been disclosed in accordance with this Section 6.01 in order to comply with their professional obligations.

SECTION 6.02 Survival. The provisions of this Article 6 shall survive the termination of this Agreement but shall be extinguished upon the Closing of the transactions contemplated by this Agreement.

ARTICLE 7

CLOSING CONDITIONS AND DELIVERIES

SECTION 7.01 Conditions to Seller’s Obligations. The obligation of Seller to transfer the Property to Purchaser and to otherwise consummate the transaction contemplated hereby shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

(a) the representations and warranties of Purchaser contained in this Agreement shall have been true in material respects when made and shall be true in material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Purchaser shall have performed and complied in material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing;

(b) Seller shall have received Purchaser’s Closing Documents; and

(c) Purchaser shall have paid the Cash Balance of the Purchase Price with respect to the Property, in accordance with Section 1.02(c) and such other amounts as are due to the Seller hereunder and payable at Closing.

SECTION 7.02 Conditions to Purchaser’s Obligations. Purchaser’s obligation to pay the Purchase Price, to purchase the Property and otherwise consummate the transaction contemplated hereby shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

(a) The representations and warranties of the Seller contained in this Agreement shall have been true in material respects when made and shall be true in material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date except for those representations and warranties which speak to a specific date and except as otherwise expressly permitted pursuant to this Agreement, and the Seller shall have performed and complied in material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date subject to Seller’s rights to extend the Closing Date as expressly provided in the Agreement;

(b) Purchaser shall have received Seller’s Closing Documents;

(c) the Title Company shall be prepared to issue to Purchaser the Title Policy;

(d) Seller shall have delivered any notice required under the Union Contracts due to the transfer of the Property to Purchaser; and

(e) Seller shall have delivered to Purchaser an estoppel certificate dated not more than twenty (20) days prior to the Closing Date and duly executed by the Manager containing the statements required by Section 20.16 of the Management Agreement.

SECTION 7.03 Seller’s Closing Documents. At the Closing, Seller shall deliver to Purchaser the following documents and other items duly executed and, where applicable, acknowledged by Seller (the documents and other items described in this Section 7.03 being collectively referred to herein as the “Seller’s Closing Documents”):

(a) A special warranty deed conveying to Purchaser title to the Land and Improvements, subject only to the Permitted Exceptions;

(b) with respect to the Tangible Personal Property, a Bill of Sale in the form attached hereto as Exhibit I;

(c) with respect to the Leases, an Assignment of Leases in the form attached hereto as Exhibit F (the “Assignment of Leases”);

(d) with respect to the Service Contracts, Equipment Leases, Permits and Intellectual Property, an Assignment of Service Contracts, Equipment Leases, Permits and Intellectual Property in the form attached hereto as Exhibit G (the “General Assignment”);

(e) with respect to the Management Agreement, an Assignment of Management Agreement in the form attached hereto as Exhibit L (the “Assignment of Management Agreement”);

(f) to the extent the same are in Seller’s possession, original executed counterparts of the Union Contracts;

(g) to the extent the same are in Seller’s possession, original, executed counterparts of the Leases;

(h) to the extent the same are in Seller’s possession, original, executed counterparts of the Service Contracts;

(i) to the extent the same are in Seller’s possession, original, executed counterparts of the Equipment Leases;

(j) affidavit of Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section;

(k) owner’s affidavit for the benefit of the Title Company in a form that allows the Title Company to issue the Title Policy;

(l) an Assignment and Assumption of Hotel Easement Agreement in the form attached hereto as Exhibit M (the “Assignment of Easement Agreement”), pursuant to which Seller shall assign all of its right, title and interest in and to, and Purchaser shall assume the obligations of Seller under, that certain Hotel Easement Agreement dated September 30, 1985 and originally between American National Bank and Trust Company of Chicago as Trustee under Trust No. 64971, and Amoco Properties Incorporated, an Indiana corporation (the “Easement Agreement”);

(m) a notice of the assignment to and assumption by Purchaser of the rights and obligations under the Easement Agreement in the form attached hereto as Exhibit M-1.

SECTION 7.04 Purchaser’s Closing Documents. At the Closing, Purchaser shall deliver to Seller the following documents duly executed by Purchaser (or Purchaser’s designee) (the documents described in this Section 7.04 being collectively referred to herein as the “Purchaser’s Closing Documents” and together with the Seller’s Closing Documents, the “Closing Documents”):

(a) a counterpart of the Assignment of Leases;

(b) a counterpart of the General Assignment

(c) a counterpart of the Assignment of Management Agreement

(d) a counterpart of the Assignment of Easement Agreement; and

(e) any documents Purchaser is required to deliver under Section 3.01(f).

SECTION 7.05 Conditions Generally. The foregoing conditions are for the benefit only of the party for whom they are specified to be conditions precedent and such party may, in its sole discretion, waive any or all of such conditions and close title under this Agreement without any increase in, abatement of or credit against the Purchase Price.

ARTICLE 8

TAXES AND OTHER EXPENSES; EMPLOYEES

SECTION 8.01 Transfer Taxes. Except as set forth in Section 8.03, at the Closing, Seller and Purchaser shall each pay one-half of all state, county and City of Chicago transfer, documentary, stamp and other similar taxes and charges payable in connection with the transfer of the Property to Purchaser and the consummation of the transactions contemplated hereby.

SECTION 8.02 Title, Escrow and Recording Fees. Seller and Purchaser shall each pay one-half of all escrow fees. Seller shall pay the premium for a standard ALTA owner’s policy of title insurance. Purchaser shall pay any additional premiums and fees for the Title Policy (including for any endorsements requested by Purchaser), any lender’s policy of title insurance, the cost of the Survey and all recording fees.

SECTION 8.03 Sales Tax. Other than taxes due and owing by Seller in connection with Section 9.02(d) of the Illinois Income Tax Act (“Bulk Sales Taxes”), which shall be paid by Seller, any sales tax payable as a result of the transfer of the Personal Property and other assets contemplated in this Agreement shall be paid by Purchaser. Purchaser hereby indemnifies, defends and saves harmless Seller from any such sales tax liability, and from any and all costs, claims, liabilities, losses and expenses, including, without limitation, attorneys’ fees and disbursements, incurred in contesting the existence or amount of any such sales tax liability or in respect of any such sales tax liability, including, without limitation, penalties, interest and other charges in respect of the same. Purchaser and Seller each shall indemnify, defend and hold the other party harmless with respect to any failure by the indemnifying party to comply with its obligations under this Section 8.03.

SECTION 8.04 Employees.

(a) Seller will request that Manager make available to Purchaser at the Hotel, to the extent permitted by law, a list of all employees employed at the Hotel (the “Employees”) and of each Employee’s then current rate of pay, accrued vacation benefits, job classification, date of employment, positions held and other pertinent compensation and benefits information.

(b) Purchaser shall receive a credit at Closing for the following items to the extent not paid by Seller: any accrued or earned but unused vacation, sick days, personal days, and paid time off (PTO) as of the Closing Date; compensation accrued or earned through the Closing Date; and bonus and benefit plan and union contributions with respect to the Employees, apportioned as of the Cut-Off Time. From and after the Closing, Purchaser shall assume and be liable for or cause an affiliate of Manager (the “Employer Entity”) to assume and be liable for the payment of all such items to the extent Purchaser received a credit at Closing for such items. Without limitation on the foregoing, bonuses shall be deemed accrued through the Closing Date based on best estimates of performance through the Cut-Off Time and apportioned as of the Cut-Off Time. In addition, the Purchaser shall receive at Closing (i) a credit for the accrued liability under the salary continuation plan, determined in good faith by Purchaser and Seller and (ii) a credit to the extent the deferred compensation plan liability exceeds the life insurance assets or other assets transferred to Purchaser or the Employer Entity in connection with such deferred compensation plan. Purchaser shall also receive a credit at Closing for the estimated incurred but not reported claims as of the Cut-Off Time under the Seller’s self-funded health benefit plan as agreed by Purchaser and Seller. Except for the self-funded health benefit plan claims, the proration of all such items shall be subject to reconciliation pursuant to the Final Closing Statement. The Seller’s self-funded health benefit claim costs shall be reconciled as of January 31, 2006 based on services rendered or supplies or medications provided to Employees prior to the Cut-Off Time.

(c) Seller and Purchaser agree that Purchaser shall cause the Employer Entity to assume the sponsorship, assets (including, without limitation, benefit insurance policies (including, without limitation, the life insurance policies intended to mirror all or part of the deferred compensation plan obligations) and stop loss policies) and benefit liabilities and obligations under Seller’s employee benefit plans, programs, policies, or agreements (whether written or unwritten) sponsored, maintained, or contributed to by or on behalf of Seller as of the Closing Date and covering any of the Employees or their dependents (but not including any “multiemployer plans” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which topic is addressed separately in this Section 8.04) to the extent, and only to the extent, such plans, programs, policies or agreements (including any underlying trusts, insurance contracts, or other funding vehicles) are specifically identified in Exhibit K hereto (the “Plans”), including, without limitation, any continuing obligations under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Notwithstanding the preceding sentence, neither Purchaser nor Employer Entity has assumed or shall be responsible for nor shall assume or be responsible for any unfunded obligations or liabilities arising out of any employment relationship of Seller and not credited to Purchaser at Closing or pursuant to the Final Closing Statement or pursuant to the last sentence of Section 8.04(b). Without limiting the foregoing, Purchaser shall have no liability or obligation in connection with former or current Employees or agents of Seller, or any dependent or beneficiary of any of them by reason of their relationship to Seller, for the following which shall be paid by the Seller to the extent accrued or arising from events occurring on or prior to the Closing except to the extent (i) credited to Purchaser at Closing or pursuant to the Final Closing Statement or pursuant to the last sentence of Section 8.04(b), or (ii) that assets of Seller or the corresponding plan have been transferred to Purchaser or Employer Entity with respect to such liability or obligation pursuant to this Agreement: (1) unpaid wages, salaries, bonus or other compensation promised by Seller or required by law; (2) contributions to employee benefit plans, programs, policies, arrangements or understandings ; (3) severance pay, if any; (4) liabilities or obligations under any collective bargaining relationship or the Union Contracts ; or (5) claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller or the operation or administration of the Plans on or prior to the Closing Date. On or prior to the Closing Date, Seller and Purchaser shall execute (or Purchaser shall cause Employer Entity to execute with Seller) such amendments of the Plans as are necessary to implement such assumption by Employer Entity and to prevent the Employees’ transfer of employment to Employer Entity as contemplated by this Agreement from being treated as a termination or interruption of employment or a distributable event for purposes of the Plans, provided such amendments do not increase benefits obligations of the Purchaser or Employer Entity and, further, provided such Plans are amendable or terminable without cost to the Purchaser or Employer Entity.

(d) Purchaser shall cause the Employer Entity to offer employment to all of the Employees upon Closing, including any Employee on an approved leave of absence at Closing, which employment initially shall be at salaries, wages and/or other compensation and with benefits at least equivalent to the salaries, wages and/or other compensation and benefits (including, without limitation, sick leave, vacation, health insurance and other pension and welfare benefits) that such Employees enjoy as of the day prior to the Closing Date. Purchaser agrees that, notwithstanding any provisions to the contrary under this Section 8.04, to the extent the term of a Employee’s service is relevant for eligibility, vesting, or benefit accruals under any benefit plan or program maintained by Purchaser or the Employer Entity, such benefit plan or program shall credit each such Hired Employee for services rendered to Seller or Manager prior to the Closing Date. This Section 8.04(d) shall not limit Purchaser or Employer Entity from changing or terminating employment of any Employee or changing salaries or wages or changing or terminating any other compensation or benefits and creates no third-party beneficiary rights in any Employee or other person or entity.

(e) Purchaser acknowledges that Seller is a party to the union contracts set forth in Exhibit K hereto (the “Union Contracts”). Purchaser agrees to cause the Employer Entity to adopt the Union Contracts and assume the obligations of an employer thereunder (including any obligations to contribute to multiemployer plans maintained by the relevant union), and to offer employment to 100% of the union Employees at the Property covered by the Union Contracts on the terms set forth above.

(f) Purchaser and Seller intend by this Agreement to comply with Section 4204 of ERISA, so as to prevent Seller from incurring at the Closing Date a complete or partial withdrawal in respect of the Hotel Employees and Restaurant Employees International Union Pension Plan (“Union Pension Plan”), which is a multiemployer plan, in which certain of the Employees currently participate. Accordingly, prior to the Union Pension Plan’s first plan year beginning after the Closing Date, Purchaser shall apply, or shall cause Employer Entity to apply, to such plan for a variance from the requirement of Section 4204(a)(1)(b) of ERISA, that a bond be obtained or an amount be held in escrow as provided in said Section. In the event the Union Pension Plan determines that the request does not qualify for a variance, Purchaser shall obtain, or shall cause Employer Entity to obtain, any required bond or establish any required escrow within 30 days after the date on which it receives notice of the Union Pension Plan’s decision, and shall maintain such bond or escrow until the earliest of:

(i) the date a variance is obtained from the Union Pension Plan;

(ii) the date a variance or exemption is obtained from the Pension Benefit Guaranty Corporation; or

(iii) the last day of the fifth plan year commencing after the Closing Date,

which bond or escrow shall be paid to such Union Pension Plan if Purchaser or Employer Entity, as applicable, withdraws therefrom or fails to make a contribution to such Union Pension Plan when due, at any time during the first five plan years of such Union Pension Plan beginning after the Closing Date. Seller shall be responsible for the cost of applying and obtaining any variance as set forth above and to the extent Purchaser or Employer Entity is unable to obtain any variance as set forth above, Seller shall be responsible for the cost of any bond or escrow or other security required of Purchaser or Employer Entity under Section 4204 of ERISA and such bond or escrow or other security shall be arranged in such manner as to not affect Purchaser’s or Employer Entity’s credit facility or borrowing ability or be reflected as a liability (without an offsetting asset or agreed credit at Closing) of Purchaser or Employer Entity. In order to comply with subsection (a)(1)(C) of such Section 4204, if Purchaser or Employer Entity, as applicable, withdraws in a complete withdrawal or a partial withdrawal from the Union Pension Plan and such withdrawal or partial withdrawal occurs during the five plan years commencing with the first plan year beginning after the Closing Date, Seller shall be secondarily liable for any withdrawal liability it would have had to such Union Pension Plan on the Closing Date under Title IV of ERISA. If Seller’s assets are distributed, or if Seller is liquidated before the end of such five plan year period, Seller shall provide a bond or escrow as required under Section 4204 of ERISA. Purchaser agrees to provide Seller with reasonable advance notice of its, or Employer Entity’s, anticipated failure to pay any withdrawal liability and to furnish Seller promptly with a copy of any notice of withdrawal liability it may receive with respect to such plans.

(g) Without limiting the generality of Section 15.01(a), Seller agrees to indemnify, defend and hold harmless the Purchaser and its manager (and their respective partners, employees and affiliates) from and against any and all losses, liabilities, claims and damages arising out of or otherwise in respect of Seller’s failure to comply with any of the covenants in this Section 8.04 (including Seller’s or Manager’s inability or failure to satisfy the compensation or benefit-related obligations not assumed by Purchaser or Employer Entity in Section 8.04(c)). Purchaser agrees to indemnify, defend and hold harmless the Seller and the Manager (and their respective partners, members, employees and affiliates) from and against any and all losses, liabilities, claims and damages arising out of or otherwise in respect of Purchaser’s failure to comply with any of the covenants in this Section 8.04 (including Purchaser’s and Manager’s inability or other failure to meet their responsibilities specifically set forth in Section 8.04(f) above but not including any failure to comply with Section 4204 of ERISA for any reason other than the obligations specifically assumed by Purchaser in Section 8.04(f) following the first sentence of such Section).

(h) Notwithstanding anything to the contrary contained in this Agreement which purports to limit the remedies available upon a breach of obligations under this Agreement, the parties to this Agreement agree and acknowledge that the obligations under this Section 8.04 shall be specifically enforceable and neither party shall be required to demonstrate immediate or irreparable harm to the other by reason of any breach or threatened breach of this Section 8.04.

SECTION 8.05 Survival. The provisions of this Article 8 shall survive the Closing.

ARTICLE 9

CLOSING PAYMENTS AND APPORTIONMENTS

SECTION 9.01 Payments and Apportionments. The following matters and items shall be apportioned between the parties hereto, or otherwise reflected as credits or adjustments to the Purchase Price, as of 12:01 a.m. on the Closing Date (the “Cut-Off Time”). Credits in favor of Purchaser shall be deducted from the balance of the Purchase Price payable at the Closing, and credits in favor of the Seller shall be added to the balance of the Purchase Price payable at the Closing.

(a) Hotel’s Accounts; Cash in Till. Seller shall receive a credit for all funds held in any accounts or reserves (including, without limitation, reserves for working capital and furniture, fixtures, and equipment) held by or on behalf of the Hotel as of the Cut-Off Time. All cash on hand, including till money and house banks, shall be counted by representatives of Seller and Purchaser at the Cut-Off Time and may be removed and retained by Seller (except that, at Purchaser’s request, all till money and house banks shall be transferred to Purchaser to the extent Seller receives a credit therefor).

(b) Income; Accounts Receivable; Accounts Payable.

(i) Except as provided below, all amounts of income earned and accrued as of the Cut-Off Time shall belong to Seller, and all amounts of income earned and accrued after the Cut-Off Time shall belong to Purchaser.

(ii) All vending machine income, and telephone, washroom and checkroom income, shall be counted as of the Cut-Off Time, and Seller shall receive such income until the Cut-Off Time.

(iii) Purchaser and Seller shall each be credited one half of all room revenues related to accommodations for the evening prior to the Cut-Off Time. In connection with the sale of the Property, Purchaser shall assume any obligations to provide hotel accommodations and services pursuant to confirmed reservations made for periods subsequent to the Closing Date, disclosed to Purchaser in writing and made in accordance with, and as permitted by, the terms of this Agreement. Seller shall provide Purchaser with reports of reservations made at the Hotel up to the Closing Date. All deposits paid in advance, and relative to rooms reserved or services to be provided for the period after the Closing Date, shall be credited to Purchaser.

(iv) Purchaser shall purchase all accounts receivable of the Hotel which have remained outstanding for a period less than or equal to sixty (60) days (including the guest ledger, the city ledger and room charges for the night commencing prior to the Closing Date) (the “Acquired Accounts Receivable”), and Purchaser shall pay Seller therefor (or Seller shall receive a credit therefor) in an amount equal to all such Acquired Accounts Receivable, less any credit card and travel agent fees and commissions attributable to such Acquired Accounts Receivable. All such amounts shall be determined as of the Cut-Off Time. Purchaser may retain for its own accounts any funds received in payment of such Acquired Accounts Receivable, one half of room charges for the night commencing prior to the Closing Date or any other accounts receivable generated by Purchaser’s operation of the Hotel after the Closing (all such accounts being collectively referred to herein as “Purchaser’s Accounts Receivable”). Purchaser shall use its commercially reasonable efforts to collect any accounts receivable outstanding as of the Closing Date for a period in excess of sixty (60) days (the “Retained Accounts Receivable”) and shall pay on a monthly basis to Seller any such Retained Accounts Receivable so collected minus a five percent (5%) collection fee to be retained by Purchaser. Any Retained Accounts Receivable that remain uncollected by Purchaser for a period in excess of one hundred twenty (120) days after the Closing Date shall automatically revert to Seller for collection by Seller and Purchaser shall have no further rights or obligations with respect to such Retained Accounts Receivable.

(v) At Closing, Purchaser shall expressly assume all of the payables and trade payables (accrued or otherwise) relating to the operation of the Hotel, including, without limitation, credit card and travel agent fees and commissions relating to Hotel guests in occupancy as of the Cut-Off Time, and Purchaser shall receive a credit for their portion of such payables which accrue prior to the Cut-Off Time except in respect of any of the same relating to room charges for the night commencing prior to the Closing Date. Purchaser agrees to timely pay all such payables and trade payables, and shall indemnify the Seller with respect thereto. Without limiting the generality of the foregoing, any and all bills received from and after the Closing Date which relate to expenses incurred, services performed, and/or any and all amounts allocable to the period prior to Closing, shall be paid by Purchaser when due. In the event liabilities were not accounted for at Closing, at the time of the Final Closing Statement (as hereinafter defined), the parties will apportion such liabilities so that Purchaser shall pay the amount accruing after the Cut-Off Time and Seller shall pay the amount accruing on and before the Cut-Off Time except as aforementioned.

(c) Taxes and Assessments.

(i) All real estate taxes and special or other assessments in respect of the Property, sales taxes (relating to Hotel operations), hotel occupancy and entertainment taxes, water and sewer rents, rates and charges and vault charges, other municipal permit fees and all assessments and other costs and expenses payable shall be apportioned as of the Cut-Off Time at the Closing. If the amount of any such item is unascertainable on the Closing Date, the credit therefor at the Closing shall be based on the most recently available bill therefor or, if unavailable, Seller’s good faith estimate thereof, approved by Purchaser (which approval shall not be unreasonably withheld or delayed). If the actual amount of any such item, when later determined and prorated for the applicable period, differs from the credit given therefor at the Closing, the parties shall within ten (10) days of the determination of the actual amount, make the appropriate adjustment, and the party owing sums by reason of such adjustment shall promptly remit such sums to the other party within five (5) business days of the determination of the appropriate adjustment.

(ii) If subsequent to the date hereof, the Property or any part thereof shall become affected by an assessment or assessments, the Seller shall pay all assessments due prior to the Closing Date and Purchaser shall be liable for all assessments due after the Closing Date.

(iii) If any proceeding for certiorari or other proceeding to determine the assessed value of the Property or the real property taxes payable with respect to the Property for any period prior to the Closing Date shall have been commenced prior to the date hereof and be continuing as of the Closing Date, (i) Purchaser shall be entitled to control the prosecution of such proceeding or proceedings to completion and to settle or compromise any claim therein with respect to the tax year in which the Closing occurs, and (ii) the Seller shall be entitled to continue to control the prosecution of such proceeding or proceedings to completion and to settle or compromise any claim therein with respect to any tax years prior to the tax year in which the Closing occurs. Each of the parties hereto agrees, at no expense to such party, to cooperate with the other party and to execute any and all documents reasonably requested by such other party in furtherance of the foregoing. In the event that Purchaser shall receive any refund or credit as a result of such proceedings which relate to the period prior to the Closing Date, then Purchaser shall remit to the Seller such portion of such refund or credit less a pro-rata share of any costs incurred by Purchaser in obtaining such refund or credit. In the event that Seller receives any refunds or credits for such periods, it shall be entitled to retain such amounts. Seller acknowledges that Seller and Prolific Property Consultants LLC (“Prolific”) have entered into an engagement letter dated December 2, 2004, pursuant to which Prolific agreed to prepare a property tax valuation analysis for the Property for the 2004 tax year. Pursuant to such engagement letter, Seller agreed to pay a professional fee to Prolific in the amount of $26,000, which fee is in addition to any related attorneys’ fees and appraisal costs. Seller agrees that Seller is solely responsible for the payment of all such fees and costs and that Purchaser shall have no liability therefor. Seller has not engaged Prolific to perform any services in connection with the 2005 tax year.

(d) Utilities; Utilities Deposits. Amounts paid or payable under telephone and telex contracts and contracts for the supply of heat, steam, water, electric power, gas, lighting and other utilities services shall be apportioned at Closing, with the Seller receiving a credit for the deposits, if any, made by Seller as security under any such public service contract(s), provided such deposit is transferable and remains on deposit for the benefit of Purchaser. Deposits in the form of letters of credit in Seller’s name, if any, shall be released to the Seller upon Closing as provided in such letters of credit. Where possible, cutoff readings will be secured for all utilities as of the Cut-Off Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties as of the Cut-Off Time on the basis of the most recent actual (not estimated) bill for such service. Seller shall obtain and provide the necessary City of Chicago water certification as a condition of the Closing. Purchaser shall be responsible for causing such utilities and services to be changed to its name, and shall be liable for and shall pay all utility bills for services rendered after the Cut-Off Time.

(e) Pre-Paid Fees and Expenses. All pre-paid fees and expenses shall be apportioned at the Closing and Seller shall receive a credit therefor.

(f) Service Contracts and Equipment Leases. All amounts paid or payable under any Service Contracts or Equipment Leases shall be apportioned at the Closing. If any security deposit has been made in respect of Service Contracts or Equipment Leases, the Seller shall receive a credit therefor at the Closing provided such deposit is transferable and remains on deposit for the benefit of Purchaser.

(g) Food and Beverage Inventory. Seller shall receive a credit at Closing for the amount of all unopened inventory of food and beverage. For purposes of this Section 9.1(g), an individual container shall not be considered opened if the container itself is not opened but the crate, case, box or pallet including such container and other similar containers shall have been opened.

(h) Rents Under Leases.

(i) Subject to the terms of this Section 9.01, all collected rents and other payments from tenants under Leases shall be prorated between Purchaser and Seller as of the Cut-Off Time. Seller shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax, insurance and operating expense reimbursements and escalations), charges, and other revenue of any kind under the Leases affecting the Property, attributable to any period prior to, but not including, the date of Closing. Rents or other reimbursements due landlord under the Leases not collected as of Closing shall be prorated at the time of Closing, but Purchaser shall make a good faith effort to collect the same on Seller’s behalf and tender the same to Seller upon receipt, less a five percent (5%) collection fee (which obligation shall survive Closing). All rents, escalations and other reimbursements due landlord under the Leases collected by Purchaser after the Closing Date shall first be applied to all amounts due under the Leases at the time of Closing (i.e., sums due to Seller as of Cut-Off Time).

(ii) The amount of all security deposits (if any) of tenants under the Leases held by Seller and not previously applied in accordance with the terms of the Leases, shall be credited at Closing to the account of Purchaser.

(i) Other Apportionments. The parties shall apportion such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel.

(j) Closing Statements. The parties hereto authorize each other’s agents and employees to enter the Hotel, during normal business hours and otherwise under reasonable circumstances, upon two (2) business days’ prior written notice, both before and after the Closing Date (for a period of up to ninety (90) days after the Closing Date, for the purpose of making (except as otherwise provided herein at such party’s sole expense) such inventories, examinations and audits of the Hotel and the Hotel books and records as they reasonable deem necessary in order to make the adjustments and prorations required under Article 9. Based upon preliminary examinations and audits, at or before the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement in respect of the Property reasonably satisfactory to Seller and Purchaser in form and substance (the “Preliminary Closing Statement”) which shows the adjustments and prorations required under this Article 9. Within ninety (90) days following the Closing Date, Seller and Purchaser and/or their respective agents or designees will jointly prepare a final closing statement in respect of the Property (the “Final Closing Statement”) setting forth the final determination (and the manner in which such items shall be determined and paid) of all items which were not determined as of the Cut-Off Time, including, without limitation, dollar-for-dollar adjustments in the price paid by Purchaser for Accounts Receivable described in Section 9.01(b)(iv) if any Acquired Accounts Receivable so purchased remain uncollected as of the end of such 90-day period. The net amount due to Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing

Statement as shown in the Final Closing Statement, shall be paid in cash or good check by the party obligated therefor within fifteen (15) days following that party’s receipt of the Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser shall be conclusive and binding on the parties hereto.

(k) Representatives. Subject to prior notice to the other party, Purchaser and Seller have the right to have their representatives present (A) before the Closing Date for the purpose of observing the taking of any inventories by the other party (including the counting of house funds), the review of receivables, or any other matters to be performed pursuant to this Article 9, and (B) after the Closing Date (for a period of up to ninety (90) days) for the purpose of performing any post-Closing adjustments provided for in this Agreement, and such representatives shall be given reasonable access during normal business hours to the books and records of the Hotel which are relevant to the preparation of the Preliminary Closing Statement or Final Closing Statement, as applicable. Purchaser and Seller shall each be liable for the charges of their own respective representatives in conducting and supervising such audits and inventories. Purchaser will furnish Seller with copies of any information which is contained in Purchaser’s accounting computer system and is requested by Seller for a period of up to one hundred eighty (180) days after the Closing Date to allow Seller to make any post-Closing accounting necessary, and Purchaser shall cooperate in causing on-site personnel to be available to comply with the foregoing without cost to Seller.

(l) Inability to Agree. In the event that Seller and Purchaser are unable to agree on (A) the Preliminary Closing Statement on or before the Closing Date or (B) the Final Closing Statements within ninety (90) days following the Closing Date, then, in either such event, the issues relating to the Preliminary Closing Statement or the Final Closing Statement, as the case may be, shall be submitted to an independent certified public accountant reasonably acceptable to Seller and Purchaser, for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be divided equally between Purchaser and Seller.

(m) Calculations; Closing Statements. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(n) Inventory of Baggage, etc. The representatives of Seller and Purchaser shall prepare the inventory as of 12:00 noon on the Closing Date (which inventory shall be binding on all parties thereto) of (A) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (B) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (C) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (D) all items contained in the Hotel’s lost and found. Seller shall be responsible for all baggage and other items prior to Closing or that is not on the inventory, and hereby indemnifies and agrees to hold Purchaser harmless from any liability with respect thereto. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory, and hereby indemnifies and agrees to hold Seller harmless from any liability with respect thereto.

(o) Safe Deposit Boxes. On the Closing Date, Seller shall request that the Manager deliver to Purchaser copies of all receipts and agreements in Manager’s possession relating to all safe deposit boxes and complete lists of safe deposit boxes in use at the Hotel, which list shall contain the name and room number of each depositor. Seller shall be responsible for all claims regarding the contents thereof prior to Closing or that is not on the inventory, and hereby agrees to indemnify and hold Purchaser harmless from any liability with respect thereto. Except as provided above, from and after the Closing, Seller shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller and hold it harmless from and against any liability with respect thereto.

SECTION 9.02 Hotel Records.

(a) Seller has advised Purchaser and Purchaser hereby agrees, that, notwithstanding anything to the contrary contained in this Agreement, Seller is not delivering (and shall have no obligation to deliver) to Purchaser (A) certain records which relate to internal matters of Seller (such as income tax returns, financial statements, loan documents which shall not affect the Property after Closing, corporate and partnership governance, investment advisory services and other professional relationships), (B) the work papers, memoranda, analysis, correspondence and similar materials prepared by or for Seller in connection with the negotiation and documentation of the transaction contemplated hereby, (C) originals of all bills, invoices and receipts relating to the period prior to Closing (Purchaser shall have the right to inspect and retain copies of the same) and (D) originals of all checks issued by or on behalf of Seller in payment of such pre-Closing bills and invoices (Purchaser shall have the right to inspect and retain copies of the same). The items described in clauses (A) and (B) of the immediately preceding sentence shall not be included in the definition of Hotel Records.

(b) Seller has advised Purchaser that it may be necessary after the Closing for Seller to audit the Hotel Records with respect to the period prior to the Closing Date. In addition, Seller may require access to the Hotel Records in connection with any tax audit, examination or challenge or similar proceeding. Purchaser agrees (A) to maintain the Hotel Records at the Hotel for a period of two (2) years after the Closing Date, (B) to grant Seller and the Manager and their representatives access to the relevant Hotel Records after the Closing, at reasonable times upon reasonable prior notice, for such purposes and (C) to cooperate with Seller and the Manager and their representatives in connection therewith. Seller shall maintain the confidentiality of such information. Accordingly, Seller shall, and shall cause their trustees, directors, officers, partners, members and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Purchaser, any of the information in respect of the Property delivered to Seller by Purchaser or any of its agents, representatives or employees, provided that, Seller may disclose such confidential information in accordance with a judicial, administrative, regulatory or other government order upon notice to Purchaser.

SECTION 9.03 Survival. The obligations of the parties under this Article 9 shall survive the Closing.

ARTICLE 10

CONDEMNATION AND DESTRUCTION; INSURANCE

SECTION 10.01 Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof and if such taking (i) shall have a material adverse effect upon the present or anticipated use and operation of the Hotel or the profitability thereof, or (ii) results in the elimination of necessary legal ingress and/or egress from the Property to public roads, Purchaser shall have the right to terminate this Agreement with respect to the Hotel, by giving notice to the Seller not later than twenty (20) days after receipt of Seller’s notice. If Purchaser elects to terminate this Agreement as aforesaid with respect to the Property, the provisions of Section 2.02(e) shall apply. If Purchaser does not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Seller shall assign to Purchaser (without recourse) at the Closing the rights of such Seller to the awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Property or such portion thereof.

SECTION 10.02 Destruction. If, prior to the Closing Date, a material part (as defined in this Section 10.02) of the Property is destroyed or damaged by fire or other casualty, the Seller shall promptly notify Purchaser of such fact and Purchaser shall have the right to terminate this Agreement by giving notice to Seller not later than twenty (20) days after receipt of Seller’s notice. For the purposes hereof, a “material part” of the Property shall mean a part of any Property for which the cost to repair the damage thereto or destruction thereof shall exceed Seven Million Dollars ($7,000,000). If Purchaser elects to terminate this Agreement as aforesaid, the provisions of Section 2.02(e) shall apply. If Purchaser does not elect to terminate this Agreement as aforesaid, or if there is damage to or destruction of an “immaterial part” (i.e., anything other than a material part) of Property by fire or other casualty, there shall be no abatement of the Purchase Price and the Seller shall assign to Purchaser (without recourse) at the Closing the rights of Seller to the proceeds, if any, under Seller’s insurance policies covering the Property with respect to such damage or destruction, the Seller shall credit Purchaser with the amount of any deductible under any of Seller’s applicable insurance policies, the Seller shall cooperate with Purchaser in filing and otherwise pursuing any relevant claim under such insurance policies and Purchaser shall be entitled to receive and keep any monies received from such insurance policies except (i) to the extent Seller has applied the proceeds to restore the Property or has expended sums to restore the Property for which it shall be entitled to receive reimbursement from the proceeds, and (ii) to the extent of the proceeds of any business interruption insurance applicable to the period prior to Closing.

SECTION 10.03 Insurance. Purchaser acknowledges that the Property is currently insured under Manager’s blanket policies of insurance.

ARTICLE 11

BROKER

SECTION 11.01 Broker.

(a) Seller represents and warrants to Purchaser that it has not hired, retained or dealt with any broker, finder, consultant or intermediary in connection with the negotiation, execution or delivery of this Agreement or the transaction contemplated hereby, other than Jones Lang LaSalle Hotels (“JLLH”). Seller will indemnify Purchaser and its affiliates, officers, trustees, directors, employees, shareholders and agents with respect to any claim that the aforesaid representation and warranty is untrue. In the event the Closing occurs, Seller shall pay a commission to JLLH pursuant to a separate agreement between Seller and JLLH.

(b) Purchaser represents and warrants to Seller that it has not hired, retained or dealt with any broker, finder, consultant or intermediary in connection with the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby. Purchaser will indemnify Seller and Seller’s affiliates, officers, trustees, directors, partners, members, employees, shareholders and agents with respect to any claim that the aforesaid representation and warranty is untrue.

(c) The provisions of this Article 11 shall survive the Closing and any termination of this Agreement.

ARTICLE 12

REMEDIES

SECTION 12.01 Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then Purchaser may, as its sole and exclusive remedy hereunder and at Purchaser’s option, either (a) terminate this Agreement, in which event the Deposit shall be returned to Purchaser together with an amount equal to Purchaser’s actual, out of pocket expenses incurred in respect of its negotiations with Seller and investigation of the Property, not to exceed $200,000, this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, except under those provisions that expressly survive termination of this Agreement, or (b) provided an action is filed within thirty (30) days after the scheduled Closing Date, seek specific performance of this Agreement, but not any damages (whether actual, direct, indirect, consequential, compensatory, punitive or otherwise). Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above. If specific performance is not available to Purchaser due to an intentional act of Seller (i.e., Seller has sold the Property to another party), then in such case, in addition to terminating this Agreement, Purchaser may seek actual damages incurred by Purchaser and directly caused by Seller’s intentional default, the measure of which shall be the difference between the Purchase Price and the gross purchase price received by Seller in connection with the transfer of the Property. In no event shall Seller be liable to Purchaser for consequential damages, and Purchaser hereby waives all claims for consequential damages.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF PURCHASER DOES NOT ELECT TO TERMINATE THIS AGREEMENT PURSUANT AN EXPLICIT RIGHT AVAILABLE TO PURCHASER HEREIN, BUT PURCHASER FAILS TO CONSUMMATE THE TRANSACTION ON THE SCHEDULED CLOSING DATE (AS DEFINED IN SECTION 2.01), THE DEPOSIT SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH FAILURE, AT WHICH TIME THIS AGREEMENT SHALL BE NULL AND VOID AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT UNDER THOSE PROVISIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT. SELLER ACKNOWLEDGES AND AGREES THAT (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE REASONABLE AND VALID LIQUIDATED DAMAGES.

Initials of Seller:	Initials of Purchaser:

(c) The provisions of this Article 12 shall survive the Closing or termination of this Agreement for any cause.

ARTICLE 13

NOTICES

SECTION 13.01 Notices. All notices, elections and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof to the individual or individuals specified below (any notice or communications so delivered being deemed to have been given, served and received at the time delivered), or sent by Federal Express or similar overnight or next business day courier (any notice or communication so delivered being deemed to have been given, served and received on the next business day) or by United States registered or certified mail, postage prepaid, return receipt requested (any notice or communication so sent being deemed to have been given, served and received when delivered), addressed to the respective parties as follows:

if to Seller:

Buckingham Fountain Hotel LLC

c/o The Swig Investment Company

220 Montgomery Street, 20th Floor

San Francisco, CA 94104

Attention: Kennard P. Perry and Jeanne R. Myerson

with a copy to:

Farella Braun + Martel LLP

Russ Building, 30th Floor

235 Montgomery Street

San Francisco, CA 94104

Attention: Gregory B. Shean

if to Purchaser:

c/o Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, IL 60601 Attention: General Counsel

with a copy to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, IL 60603

Attention: Phillip Gordon

or to such other address or party as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.

ARTICLE 14

MISCELLANEOUS PROVISIONS

SECTION 14.01 Acceptance of the Property. The acceptance of the grant deed by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and are discharged therefrom and shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

SECTION 14.02 Press Releases. Purchaser agrees that prior to Closing it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Seller, which consent may be granted or withheld at Seller’s sole discretion. If Purchaser is required by law to issue such a press release or other public communication, at least two (2) business days prior to the issuance of the same Purchaser shall deliver a copy of the proposed press release or other public communication to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed.

SECTION 14.03 Assignment. Purchaser may not assign its rights and obligations hereunder, in whole or in part, without the prior written consent of Seller and any assignment without such prior written consent shall be deemed null and void, except that Purchaser may assign this Agreement to its Affiliate, provided that (x) prior to such assignment, Manager approves in writing of such Affiliate as the purchaser of the Hotel pursuant to its approval rights under the Management Agreement, and (ii) Purchaser remains primarily liable for all obligations of Purchaser hereunder assigned to such Affiliate by Purchaser. As used herein, “Affiliate” means with respect to a party or other entity (i) any entity controlling, controlled by or under common control with such party or other entity or an owner of such party or other entity; (ii) any entity resulting from the merger, consolidation or reorganization of such party or other entity or an owner of such party or other entity into or with any other entity; or (iii) any entity acquiring all or substantially all of the ownership of such party or other entity or all or substantially all of such party’s or other entity’s assets. This Agreement shall bind and inure to the benefit of the legal representatives, successors and permitted assigns of the parties hereto.

SECTION 14.04 Binding Effect. This Agreement does not constitute an offer to sell and shall not bind Seller or Purchaser unless and until both parties shall have executed and delivered to each other an executed original counterpart hereof.

SECTION 14.05 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 14.06 Recordation of Agreement. Neither Seller nor Purchaser may record this Agreement. The provisions of this Section 14.06 shall survive the closing or termination of this Agreement for any cause.

SECTION 14.07 Entire Agreement. This Agreement, together with the exhibits hereto and the Closing Documents, constitutes the entire agreement of the parties regarding the subject matter of this Agreement and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are hereby merged herein.

SECTION 14.08 Enforcement. In the event of any litigation or binding arbitration between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement or the Property, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. The provisions of this Section 14.08 shall survive the Closing.

SECTION 14.09 Amendment. This Agreement may not be modified, amended, altered or supplemented except by written agreement executed and delivered by Purchaser and Seller.

SECTION 14.10 Governing Law. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to its choice of law principles). The parties agree that all suits or actions of any kind brought to interpret or enforce the terms of, or otherwise arising out of or relating to, this Agreement shall be filed and litigated solely in the state or federal courts in Chicago, Illinois. Each party hereby consents to the personal and subject matter jurisdiction of said courts.

SECTION 14.11 Exhibits. All Exhibits referred to in this Agreement are incorporated herein and made a part hereof as fully as if set forth herein.

SECTION 14.12 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

SECTION 14.13 Headings; Article, Section and Exhibit References. The Article and Section headings used herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof. All references in this Agreement to Articles, Sections and Exhibits are to the Articles and Sections hereof and the Exhibits annexed hereto.

SECTION 14.14 No Other Parties. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the parties to whom such representation, warranties or agreements are made (and their permitted assigns), shall confer no rights hereunder, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.

SECTION 14.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which taken together shall constitute but one agreement.

SECTION 14.16 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER OR ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

SECTION 14.17 Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

SECTION 14.18 Limitation on Liability. Notwithstanding anything to the contrary contained herein, if Closing shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) (collectively, the “Contract Liabilities”) shall not exceed Two Million One Hundred Forty-Two Thousand Nine Hundred Dollars ($2,142,900). No constituent partner or member in Seller, nor any person, trust or entity that becomes a constituent partner or member in Seller, nor any partner, member, manager, shareholder, director, officer, employee, beneficiary, trustee or agent of any of the foregoing, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Except for the rights and remedies of Purchaser expressly set forth above in Section 12.01(a), it is expressly understood and agreed that notwithstanding any applicable law to the contrary, Seller shall not have any liability for any claim, cause of action or other liability arising out of or relating to this Agreement or the Property whether based on contract, common law, statute, equity or otherwise (subject, however, to Purchaser’s right to recover Purchaser’s reasonable attorneys’ fees and court costs pursuant to Section 14.08).

SECTION 14.19 Confidentiality. Purchaser shall not disclose, and shall ensure that Purchaser’s directors, officers, employees, affiliates, partners, members, brokers, agents, or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”) do not disclose, the existence or terms of this Agreement to any person or entity other than Purchaser’s Representatives on a “need to know” basis. Before any such disclosure to Purchaser’s Representatives, Purchaser shall notify such Purchaser’s Representatives of the confidential nature of the existence and terms of this Agreement and prohibit further disclosure of same by such Purchaser’s Representatives.

SECTION 14.20 Exchange Transaction. Purchaser agrees upon the request of Seller to cooperate with Seller in closing all or part of this transaction as an exchange pursuant to Internal Revenue Code Section 1031, provided that:

(a) Purchaser shall incur no additional expense or liability in connection therewith and shall not be required to hold title to any property other than the Property; and

(b) Seller shall indemnify, protect, defend and hold Purchaser harmless from any claims, demands, causes of action, judgments, expenses, costs and attorneys’ fees which result from Purchaser’s compliance with this paragraph, which obligation shall survive the Closing or termination of this Agreement.

ARTICLE 15

INDEMNIFICATION

SECTION 15.01 Agreement to Indemnify. Subject to any express limitations or other provisions of this Agreement to the contrary:

(a) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorney’s fees and disbursements) (“Claims”) arising out of (i) the injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing; (ii) a breach by Seller of any of its representations or warranties hereunder or in the Closing Documents; and (iii) any breach by Seller of any covenant or obligation of Seller set forth in this Agreement or any of the Closing Documents.

(b) Purchaser shall hold harmless, indemnify and defend Seller against any and all Claims arising out of (i) the ownership, tenancy and operation of the Property after Closing, (ii) injury to or death of any person occurring on or about the Property or any portion thereof at any time or times after the Closing, (iii) a breach by Purchaser of any of its representations or warranties hereunder, and (iv) any breach by Purchaser of any covenant or obligation of Purchaser set forth in this Agreement or any of the Closing Documents.

SECTION 15.02 Indemnification Regarding Assumed Obligations. Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns from all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from such failure of the assuming party to perform the obligation so assumed after Closing.

SECTION 15.03 Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish copies of such documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claims.

SECTION 15.04 Survival of Indemnities. The indemnities in this Article 15 shall survive the Closing or termination of this Agreement for a period not to exceed six (6) months.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SELLER:

BUCKINGHAM FOUNTAIN HOTEL LLC,
a Delaware limited liability company

By:	The Swig Company,
a California corporation,
Its Manager

	By:	/s/ Jeanne R. Myerson
Jeanne R. Myerson
President

PURCHASER:

SHC COLUMBUS DRIVE, LLC,
a Delaware limited liability company

By:	/s/ Laurence S. Geller
Laurence S. Geller
President and Chief Executive Officer